EXHIBIT 99.1

                                        FOR MORE INFORMATION: Jeffrey A. Scheidt
                                                          Vice President and CFO
                                                              Phone 410.385.4500
                                                     jscheidt@pharmakinetics.com

       PharmaKinetics Laboratories, Inc. Signs Definitive Merger Agreement

      BALTIMORE, June 20, 2002 - PharmaKinetics Laboratories, Inc. (OTC BB:
PKLB.OB) announced today that it has signed a definitive agreement of merger with Bioanalytical Systems, Inc. (NASDAQ: BASI).

      The merger agreement provides for a merger of PharmaKinetics Laboratories, Inc. ("PKLB") with PI Acquisition Corporation, a newly-formed subsidiary of Bioanalytical Systems, Inc. ("BAS"). PKLB, as the survivor of the merger, will become a wholly-owned subsidiary of BAS. Shares of PKLB common stock outstanding at the effective time of the merger will be converted into shares of BAS common stock at a rate of one BAS share for each 12 PKLB shares; shares of PKLB Series A Convertible Preferred Stock will be converted into 6% subordinated convertible promissory notes issued by BAS in an aggregate principal amount of $5 million; and shares of PKLB Series B Convertible Preferred Stock will be converted into shares of BAS common stock at the same ratio as shares of PKLB common stock. The convertible promissory notes issued to holders of PKLB Class A Convertible Preferred Stock in the merger will mature on January 1, 2008, will not bear interest for the first year following the effective time of the merger, and will be convertible at the option of the holder into BAS common stock at a conversion price of $16 per share.

      The closing of the transaction is subject to the approval of the board of directors of BAS and customary closing conditions, including registration of the BAS securities to be issued in the merger and the approval of PKLB's shareholders. The merger is currently expected to close prior to the end of BAS' current fiscal year. Holders of more than 85% of the Class A Convertible Preferred Stock of PKLB have agreed to vote those shares in favor of the merger.

      According to Dr. James M. Wilkinson, II, PKLB President and CEO, "There is amazing potential for this marriage. Common cultures and commitment of both firms to client satisfaction and regulatory excellence make this a very strong union."

      PKLB is an established provider of bioanalytical contract services, Phase I/IIa clinical trials and later-stage clinical trials management. "The integration of PharmaKinetics will bring to BAS a successful management team and expanded bioanalytical and Phase I service capabilities, as well as a strong customer and revenue base," said Peter T. Kissinger, BAS Chairman and CEO. "The companies' businesses are highly complementary and support the BAS growth plan. In addition, Baltimore is key to unparalleled access to the East Coast drug development corridor and its outstanding biomedical community."

      Kissinger concluded, "With the anticipated completion of both acquisitions by the end of BAS' current fiscal year, we will gain an increased presence in key geographic markets for the contract services industry throughout the United States. The additional sites will complement our core sites in West Lafayette and Warwickshire, UK, and support our commitment as a global bioanalytical resource for drug developers. By placing us closer to leading pharmaceutical companies and expanding our core competency in pre-clinical and early stage clinical research, the acquisitions will enable more pronounced expansion into large pharma, biotech and generic firms."

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About Bioanalytical Systems, Inc.

      In business for 28 years, Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and analytical systems to the world's leading pharmaceutical, drug development and medical device companies. The company focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. They have contributed to over $15 billion in annual sales of drugs for treatment of central nervous system disorders such as Alzheimer's and Parkinson's diseases, diabetes, osteoporosis, HIV and other diseases. Visit www.bioanalytical.com and www.culex.net for more about BAS.

About PharmaKinetics Laboratories, Inc.

      PharmaKinetics Laboratories, Inc. is a contract research organization providing a range of clinical research and development services to the worldwide pharmaceutical and biotechnology industries in the development of prescription and non-prescription drug products. Visit www.pharmakinetics.com for more about PKLB.

      This press release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in PKLB's filings with the Securities and Exchange Commission. #

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